Exhibit 10.26

CLEARDAY ALTERNATIVE CARE OZ FUND LP

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of the First Closing Date as Defined Herein

As amended September 9, 2020

CLEARDAY ALTERNATIVE CARE OZ FUND LP

Amended And Restated

Limited Partnership Agreement

i

Exhibit A	Form of the Joinder Agreement

Exhibit B	Form of the Certificate of Designation of Clearday for the Preferred Stock

ii

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

CLEARDAY ALTERNATIVE CARE OZ FUND LP

Dated as of September 9, 2021

This Amended and Restated Limited Partnership Agreement (as amended or restated from time to time, this “Agreement”) of CLEARDAY ALTERNATIVE CARE OZ FUND LP (the “Partnership”) is made as of the date written above by and among Clearday Impact Management LLC, a Delaware limited liability company (the “General Partner”), as general partner, AIU Alternative Care, Inc., a Delaware corporation that was incorporated under the name AIU Alternative Care, Inc., and the initial limited partner of the Partnership (“Clearday”) and such other person or persons admitted as a limited partner in the Partnership in accordance with the terms and provisions of this Agreement (each a “Limited Partner” and, collectively, the “Limited Partners”).

WHEREAS, pursuant to a limited partnership agreement of the Partnership (the “Original Agreement”) made between the General Partner and Clearday, the General Partner and Clearday formed the Partnership by filing a Certificate of Limited Partnership with the Delaware Secretary of State on the date that the Partnership was formed;

WHEREAS, the General Partner and the Limited Partners admitted to the Partnership as of the date of this Agreement have determined to amend and restate the Original Agreement to govern the management and operation of the Partnership and the relationship of the parties from and after the date hereof in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, on the date set forth above, there was a merger of whereby a wholly owned subsidiary of Parent merged with and into Allied Integral United, Inc. whereby Allied Integral United, Inc. was the surviving entity and this Agreement was further amended and restated whereas in connection with such merger the Limited Partners agreed to certain amendments;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner, Clearday and the other Limited Partners do hereby agree that Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1 GENERAL PROVISIONS

Section 1.01. Continuation of Limited Partnership.

The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and pursuant to the terms of this Agreement. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to ensure that all certificates and documents are properly executed, and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or other jurisdictions in which the General Partner determines that the Partnership may conduct business. The General Partner shall continue as General Partner of the Partnership upon its execution of a counterpart signature page to this Agreement. Each Person who is or is to be admitted as a Limited Partner pursuant to this Agreement shall accede to this Agreement and any amendment to or novation thereof by executing (either itself or through the General Partner as its attorney-in-fact and agent) a counterpart signature page to this Agreement and/or such subscription agreements, deeds or adherence or other documents as may be acceptable to the General Partner. The rights and duties of the limited partners shall be as provided in the Act, except as modified by this Agreement.

Section 1.02. Partnership Name.

The Partnership shall do business under the name of CLEARDAY ALTERNATIVE CARE OZ FUND LP or such other name as the General Partner may determine.

Section 1.03. Principal Place of Business and Offices.

The principal place of business of the Partnership is c/o AIU Alternative Care, Inc., formerly known as AIU Alternative Care, Inc., at the principal place of business of such entity, Attention: Chief Executive Officer. The Partnership may from time to time change its principal place of business and may establish additional places of business when and where required by the business of the Partnership. The Partnership’s registered office and registered agent in the State of Delaware shall be as set forth in the Partnership’s Certificate of Limited Partnership, until such time as either is changed in accordance with the Act.

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Section 1.04. Term.

The term of the Partnership commenced on the date the original Certificate of Limited Partnership was filed with the Delaware Secretary of State and shall continue in existence in perpetuity, unless the Partnership’s existence is sooner terminated pursuant to Section 7.02.

Section 1.05. Names of Partners.

(a) The General Partner is Clearday Impact Management LLC, a Delaware limited liability company whose address is c/o AIU Alternative Care, Inc., at the address set forth above.

(b) The names and addresses of all of the Limited Partners (as hereinafter defined) and the amounts of their respective contributions to the Partnership (“Capital Contributions”) are set forth in a schedule or schedules attached hereto (each, a “Schedule”), which is hereby incorporated by reference into and made a part of this Agreement and which shall be amended by the General Partner from time to time as necessary.

Section 1.06. Fiscal Year.

The fiscal year of the Partnership shall begin on the 1st day of January and end on the 31st day of December of each year (the “Fiscal Year”); provided, however, that the first Fiscal Year of the Partnership commenced on the date of filing of the Certificate of Limited Partnership in the State of Delaware and shall end on December 31, 2019. The Fiscal Year in which the Partnership shall terminate shall begin on January 1 and end on the date of termination of the Partnership.

Section 1.07. Purposes of Partnership.

(a) The Partnership is organized to engage in any lawful act or activity for which limited partnerships may be organized under the laws of the State of Delaware.

(b) Without limiting the general provisions of the foregoing, the purposes of the Partnership include, without limitation, each of the following

(i) To invest in capital stock, subscriptions, warrants, bonds, notes, debentures and other debt instruments (whether subordinated, convertible or otherwise), and other securities of whatever kind or nature (including, without limitation, derivatives and equity interests in private entities), of any domestic or foreign corporation, partnership, limited liability company, government or entity whatsoever (including foreign governments or entities), in rights and options relating thereto, including put and call options or any combination thereof, and in currencies, currency, financial and index options, or any combination thereof, whether readily marketable or not (all such items being herein individually referred to as a “Security” and collectively referred to as “Securities”);

(ii) To operate the issuers (a “Portfolio Company”) of any Securities and exercise all rights related to such Securities, including exercise all governance and management rights;

(iii) To finance the any of the Securities and finance any of the Portfolio Companies on terms and conditions determined by the Partnership provided that no such financing shall permit the Company to cause any liability of a Limited Partner to any lender under the terms of definitive agreements with respect to any such financing;

(iv) To engage in such other related activities and transactions as the General Partner may from time to time determine;

(v) To enter into, make and perform all contracts and other undertakings, and engage in all activities and take all such actions, as may be necessary or advisable for carrying out the purposes of the Partnership;

(vi) To maintain for the conduct of Partnership affairs one or more offices and in connection therewith rent or acquire office space, engage personnel, whether part-time or full-time, and do such other acts as may be necessary or advisable in connection with the maintenance and administration of such office or offices;

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(vii) To engage attorneys, independent accountants, securities brokers, investment advisers, appraisers, experts and such other professional and non-professional persons as may be necessary or advisable;

(viii) To open, maintain and close bank and brokerage accounts and draw checks or other orders for the payment of money, and

(ix) Generally, to take all actions, execute all documents and incur such expenses on behalf of the Partnership as may be necessary or advisable in connection with the foregoing.

(c) The purposes of the Partnership include engaging in any of the foregoing activities in connection or coordination with such activities and transactions by its Affiliates, including Clearday.

Section 1.08. Limitations on Limited Partners.

No Limited Partner shall: (i) be permitted to take part in the management or control of the business or affairs of the Partnership, (ii) have any voice in the management or operation of any property, (iii) have the power to remove the General Partner, (iv) have the power to influence the management of the Partnership, whether by voting or approval rights or by changing or altering any Section of this Agreement, including this Section 1.08, by vote, consent or otherwise, or (v) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership, or any other Limited Partner, to do any act that would be binding on the Partnership, or any other Limited Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

Section 1.09. Liability of Limited Partners.

The liability of each Limited Partner for the losses, debts and obligations of the Partnership, except as expressly set forth in this Agreement, shall be limited to such Limited Partner’s Capital Contribution and share of any undistributed assets of the Partnership, except to the extent a Limited Partner shall be liable under applicable law for previous distributions made to such Limited Partner under the terms of this Agreement, including Section 5.02, where the Partnership does not have sufficient assets to discharge its liabilities, and such Limited Partner had knowledge thereof at the time of distribution, or where such liability is founded upon misstatements or misrepresentations contained in such Limited Partner’s subscription agreement or related documents delivered in connection with the purchase of an Interest, or upon a breach of this Agreement.

Section 1.10. Certain Definitions.

The following defined terms used in this Agreement shall have the respective meanings specified below.

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

(b) “Adjusted Capital Account” shall mean, with respect to any Partner at any time, such Partner’s Capital Account at such time (i) increased by the sum of (A) the amount of such Partner’s share of partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(g)(1)), (B) the amount of such Partner’s share of the minimum gain attributable to a partner nonrecourse debt and (C) the amount of the deficit balance in such Partner’s Capital Account which such Partner is obligated to restore, if any, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) “Advisers Act” shall have the meaning ascribed to such term in Section 2.01(a).

(d) “Aggregate Annual Tax Liability” shall have the meaning ascribed to such term in Section 5.01(a).

(e) “Affiliate” shall have the meaning ascribed to such term in Section 2.04.

(f) “Agreement” shall have the meaning ascribed to such term in the preamble hereto.

(g) “Business Day” means any day (other than a Saturday or Sunday) when banks in New York are open for business or such other day or days as determined by the General Partner in its sole discretion.

(h) “Capital Account” shall have the meaning ascribed to such term in Section 4.01.

(i) “Capital Contribution” shall have the meaning ascribed to such term in Section 1.05(b).

(j) “Class” shall have the meaning ascribed to such term in Section 3.01(c).

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(k) “Clearday” shall have the meaning ascribed to such term in the preamble hereto.

(l) “Clearday Subsidiary” means AIU Alternative Care, Inc., a Delaware corporation that is part of the Merger.

(m) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(n) “Damages” shall have the meaning ascribed to such term in Section 2.06(a).

(o) “Deemed Capital Distributions” shall have the meaning ascribed to such term in Section 9.01(b).

(p) “Delegee” shall have the meaning ascribed to such term in Section 2.01(a).

(q) “Depreciation” shall mean for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for income tax purposes for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(r) “Distributable Cash” shall mean the aggregate amount of the Partnership’s net cash flow during the relevant period, including: (i) the cash receipts less expenses of the Partnership from its operations; (ii) the net amount of cash borrowed by the Partnership less the amount used to refinance any Partnership indebtedness; (iii) the net amount of any insurance proceeds less the amount of such insurance proceeds used to repair, replace or otherwise compensate the Partnership for the loss underlying such insurance proceeds; (iv) the net proceeds from the sale or other disposition of assets of the Partnership, including any investments, fees, payoffs or interest collections and capital received from securitizations or other assets held for investment; provided, that, as provided in Section 4.07(a), the Partnership has no obligation to distribute Distributable Cash due to, among other reasons, the discretion of the General Partner.

(s) “DOL Regulations” shall mean Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

(t) “ERISA” shall have the meaning ascribed to such term in Section 11.01.

(u) “ERISA Partner” shall have the meaning ascribed to such term in Section 11.02(a)

(v) “Exchange Act” shall have the meaning ascribed to such term in Section 6.01(b).

(w) “First Closing Date” shall mean the date of the initial Capital Contribution by a Limited Partner that is not an Affiliate of the General Partner.

(x) “Fiscal Quarter” shall mean any one or more of the following: (i) January 1 to March 31 of each Fiscal Year; (ii) April 1 to June 30 of each Fiscal Year; (iii) July 1 to September 30 of each Fiscal Year; (iv) October 1 to December 31 of each Fiscal Year; and (v) such other periods as may be designated from time to time as a Fiscal Quarter by the General Partner.

(y) “Fiscal Year” shall have the meaning ascribed to it in Section 1.06.

(z) “General Partner” shall have the meaning ascribed to such term in the preamble hereto.

(aa) “General Partner Parties” shall have the meaning ascribed to such term in Section 2.05.

(bb) “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

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(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any Additional Limited Partner or Substitute Limited Partner or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution or other applicable date, in each case, as determined by the General Partner; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Article 4 hereof; provided, however, that Gross Asset Values shall not be adjusted to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Income and Losses.

(cc) “Governmental Plan Partner” shall have the meaning ascribed to such term in Section 11.03.

(dd) “Interest” means the limited partnership interests in the Partnership held by a Limited Partner.

(ee) “Investment Manager” shall have the meaning ascribed to such term in Section 2.01(a).

(ff) “Joinder Agreement” shall mean the joinder to this Agreement in the form set forth as Exhibit A, attached hereto, as such form may be supplemented or modified by the General Partner.

(gg) “Limited Partner” shall have the meaning ascribed to such term in the preamble hereto.

(hh) “Memorandum” shall mean the Confidential Private Placement Memorandum used by Clearday to offer its Preferred Units, as such document is amended and supplemented from time to time.

(ii) “Merger” means the merger of Clearday Subsidiary with a transitory subsidiary of Parent that closed on the Merger Effective Date.

(jj) “Merger Effective Date” means closing date.

(kk) “Net Profit and Net Loss” shall mean, for any Fiscal Quarter or such other period as determined by the General Partner, the net income or net loss of the Partnership for such Fiscal Quarter or such other period, as the case may be, determined in accordance with Section 703(a) of the Code, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles, with the following adjustments:

(i) any income of the Partnership that is exempt from U.S. federal income tax shall be included as income;

(ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(iii) any and all other adjustments required to be made in order to determine Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b); provided, however that amounts that are specially allocated under Section 4.02 shall not be taken into account.

(ll) “Original Agreement” shall have the meaning ascribed to such term in the recitals hereto

(mm) “Ownership Percentage” shall have the meaning ascribed to such term in Section 3.03.

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(nn) “Parent” means: (i) prior to the Merger Effective Date: Allied Integral United, Inc. a Delaware corporation which, prior to the Merger Effective Date, is the sole owner of the common stock of Clearday; and (ii) from and after the Merger Effective Date: Clearday, Inc., a Delaware corporation that was incorporated on May 11, 1987 under the name Superconductor Technologies Inc. and the sole owner of Clearday Subsidiary, Inc. which is the sole owner of the common stock of Clearday.

(oo) “Parent Common Stock” shall have the meaning ascribed to such term in Section 8.01(a).

(pp) “Partnership” shall have the meaning ascribed to such term in the preamble hereto.

(qq) “Partnership Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Treasury Regulations Section 1.752-1(a)(2).

(rr) “Partner Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to such term in Section 4.04(b).

(ss) “Partnership Representative” shall have the meaning ascribed to such term in Section 10.04.

(tt) “Private Foundation Partner” shall have the meaning ascribed to such term in Section 11.04.

(uu) “Portfolio Company” shall have the meaning ascribed to such term in Section 1.07(b).

(vv) “Preferred Stock” means the shares of the 10.25%% Series I Cumulative Convertible Preferred Stock of Clearday issued in the offering described in the Memorandum.

(ww) “Preferred Units” means units of the Preferred Stock and the Warrants.

(xx) “Reserves” shall mean the amount of the reserves determined from time to time by the General Partner for the payment of Organizational Expenses, Operating Expenses and other liabilities and general contingencies of the Partnership as well as for any required tax withholdings, even if such reserves are not required by U.S. GAAP.

(yy) “Schedule” shall have the meaning ascribed to such term in Section 1.05(b).

(zz) “SEC” shall have the meaning ascribed to such term in Section 2.01(a).

(aaa) “Security” shall have the meaning ascribed to such term in Section 1.07(b).

(bbb) “Stated Distribution Rate” shall have the meaning ascribed to such term in Section 9.01(b).

(ccc) “Subsequent Closing” shall have the meaning ascribed to such term in Section 3.01(d).

(ddd) “Substituted Limited Partner” shall have the meaning ascribed to such term in Section 6.03(a).

(eee) “Subscription Documents” shall mean the subscription agreement and other documents provided by an investor in the offering described in the Memorandum, including the subscription agreement for the purchase of Interests.

(fff) “TCJA” means the U.S. Tax Cuts and Jobs Act.

(ggg) “Transfer” shall have the meaning ascribed to such term in Section 6.01(a).

(hhh) “Transferee” shall have the meaning ascribed to such term in Section 6.02(a).

(iii) “Transferor” shall have the meaning ascribed to such term in Section 6.02(a).

(jjj) “Treasury Regulations” shall mean the U.S. Department of Treasury regulations promulgated under the Code.

(kkk) “U.S. GAAP” has the meaning set forth in Section 3.05(a).

(lll) “Warrants” means the warrants to purchase shares of common stock of Parent that are offered in the offering described in the Memorandum.

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ARTICLE 2 MANAGEMENT OF PARTNERSHIP

Section 2.01. Management Generally.

(a) Management by the General Partner. The management of the Partnership shall be vested exclusively in the General Partner; provided that the General Partner may delegate to any other person (a “Delegee”) any or all of the General Partner’s power and authority in any or all aspects of the management of the Partnership and its business. The General Partner has delegated the Partnership’s investment management responsibilities to Clearday, as the investment manager of the Partnership (the “Investment Manager”). The Investment Manager is not registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Limited Partners may take no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter. The officers of an Investment Manager may have such authority to act on behalf of the Partnership, to execute agreements, documents and instruments on behalf of the Partnership and take such other actions for the benefit of the Partnership as from time to time authorized by the General Partner.

(b) TCJA.

(i) The General Partner and the Partnership shall use their respective commercially reasonable efforts to manage the business of the Partnership so that at all times prior to the date the Interests are redeemed in accordance with Section 9.01 the Partnership shall qualify and continue to qualify as a “qualified opportunity fund”.

(ii) In accordance with such efforts, the General Partner may restrict the business and affairs of the Partnership so that it invests in Portfolio Companies that are, within the meaning of the TCJA, opportunity zone business stock or opportunity zone partnership interests issued by entities that qualify as a qualified opportunity zone business (within the meaning of the TCJA).

(iii) There can be no assurance that all of the initial capital contributions of the Limited Partners will be invested in a manner that will cause the Partnership to qualify and maintain its qualification as a qualified opportunity fund.

(iv) The efforts of the Partnership to qualify and continue to qualify as a “qualified opportunity fund” Clearday may cause the General Partner to acquire certain entities or Securities in an Affiliate of the Partnership. Under any such investment structure, the Partners and the Partnership will not have the benefit of such investments, including the net cash flow from such businesses.

(c) The Partnership expects to use all of the investment by the Limited Partners within the period time that is required for investment in qualified assets. In the event that the Partnership is not able to invest such net proceeds of the Capital Contributions, the Partnership will redeem the interests of the Limited Partners, first redeeming the Interests of Clearday and then the Interests of the other Limited Partners, pro rata on the basis of the Capital Contributions.

Section 2.02. Authority of the General Partner.

The General Partner shall have the power, on behalf and in the name of the Partnership, to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable in connection therewith or incidental thereto, and to appoint one or more agents to accomplish the foregoing.

Section 2.03. Reliance by Third Parties.

Third persons dealing with the Partnership are entitled to rely conclusively upon the power or authority of the General Partner as herein set forth.

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Section 2.04. Activity of the General Partner.

The General Partner, and its principals, managers, officers, directors, employees or persons acting in a similar capacity (collectively, “Affiliates”) shall devote such of their time as in their sole judgment is reasonably required for the conduct of the Partnership’s business. Nothing herein contained shall be deemed to preclude the General Partner and/or its Affiliates, consistent with the foregoing and its fiduciary obligations to the Limited Partners and the Partnership, or any Delegee, from (i) acting as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a partner of any partnership, or an executive or administrative official of any other business entity whether or not in competition with the Partnership, (ii) participating in profits derived from the investments in or of any such corporation, trust, estate, partnership or other business entity or person, (iii) engaging directly or indirectly in any other business or entity in which the Partnership has a Securities position, subject to applicable law, (iv) directly or indirectly purchasing, selling and holding Securities or Assets for the account of any such other business or entity or for its own account, subject to applicable law, or (v) engaging in such other business activities which may generate consulting fees, advisory fees or finder fees for the raising of capital and other investment related services. No Limited Partner shall, by reason of being a Limited Partner in the Partnership, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner or Affiliates from the conduct of any activities other than the activities of the Partnership or from any transaction in Securities effected by the General Partner and/or Affiliates for any account other than that of the Partnership.

Section 2.05. Exculpation.

Notwithstanding any provision of this Agreement to the contrary, to the fullest extent not prohibited by the Act, neither the General Partner nor any of its affiliates, nor any of its or their respective principals, managers, members, partners, officers, directors, equity holders, agents or other applicable representatives (collectively, the “General Partner Parties”) shall be liable, responsible or accountable in damages or otherwise (including for any loss due to action or inaction of any person or entity retained by the Partnership) to the Partnership or any Limited Partner, or any of their respective affiliates, principals, managers, members, partners, officers, directors, equity holders, agents or other applicable representatives, assignees or transferees, or to third parties for any act or omission performed or omitted by them on behalf of the Partnership and in a manner believed in good faith by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act is found by a court of competent jurisdiction upon entry of a final judgment to have been the result of the General Partner’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Partnership. The General Partner Parties may consult with counsel and accountants in respect of the Partnership’s affairs and be fully protected and justified in any action or inaction that is taken in good faith and in accordance with the information, reports, statements, advice or opinion provided by such persons. Notwithstanding the foregoing, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Limited Partners may have under federal or state securities laws or under ERISA.

Section 2.06. Indemnification.

(a) Notwithstanding any provision of this Agreement to the contrary, to the fullest extent not prohibited by the Act, the Partnership shall indemnify and hold harmless the General Partner Parties from and against any and all losses, damages, obligations, penalties, claims, actions, suits, judgments, settlements, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, as well as other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding or any investigation, inquiries by governmental agencies or request for information from any regulator) and amounts paid in settlement of any claims (collectively “Damages”) suffered or sustained by any of the foregoing persons as a result of or in connection with any act performed by them under this Agreement or otherwise on behalf of the Partnership; provided, however, that such indemnity shall be payable only if such damages were not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of the General Partner’s fraud, gross negligence, or willful misconduct in the performance or non-performance of its duties to the Partnership, and in the case of criminal proceedings, that the indemnified party or parties had no reasonable cause to believe was unlawful. The General Partner may, in its sole discretion, cause the Partnership to advance to any person or entity entitled to indemnification hereunder reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of any action or proceeding or any investigation that arises out of such conduct, provided that all such advances will be promptly repaid if it is subsequently determined that the person or entity receiving such advance was no entitled to indemnification hereunder. No indemnification may be made and each indemnified party or parties shall reimburse the Partnership to the extent of any indemnification previously made in respect of any claim, issue or matter as to which the indemnified party or parties shall have been adjudged by a court of competent jurisdiction pursuant to a final, non-appealable judgment, to be liable for gross negligence, fraud, or willful misconduct in the performance of its duties to the Partnership or would not otherwise be entitled to be held harmless under Section 2.05 unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability the indemnified party(ies) is fairly and reasonably entitled to indemnity for those expenses that the court deems proper. Any indemnity under this Section 2.06(a) shall be paid from, and only to the extent of, the Partnership’s assets, and no Limited Partner shall have any personal liability on account thereof.

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(b) All rights to indemnification permitted in this Agreement and payment of associated expenses shall not be affected by the termination and dissolution of the Partnership or the removal, resignation, withdrawal, insolvency, bankruptcy, termination or dissolution of the General Partner.

Section 2.07. Other Business Ventures.

The General Partner and its Affiliates and each of the Limited Partners and their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership. None of the Partnership, the Limited Partners or the General Partner shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

ARTICLE 3 CAPITAL ACCOUNTS OF LIMITED PARTNERS

Section 3.01. Limited Partners.

(a) The names, addresses and Capital Contributions of each of the Limited Partners shall be maintained by the General Partner with the records of the Partnership, and such record shall be confidential and not provided to any other Limited Partner unless otherwise determined by the General Partner.

(b) The Limited Partners in the Partnership shall be

(i) each person that has

(1)	executed and delivered the Subscription Documents for an investment in the Partnership;

(2)	whose investment has been accepted by the General Partner;

(3)	who has made a cash Capital Contribution to the Partnership;

(4)	who has executed and delivered this Agreement as of First Closing Date or a Joinder Agreement as of the date of any other closing of an offering described in the Memorandum; and

(ii) each person that is a Substituted Limited Partner.

(c) The Partnership may NOT establish any number of designated class of Interests (each, a “Class”) having separate rights, fees, allocations, powers, preferences, obligations, qualifications, limitations, restrictions and/or duties, with or without respect to specified property or obligations of the Partnership or profits and losses associated with specified property or obligations without the prior approval of the Limited Partners holding a majority of the Interests.

(d) Subsequent Closings.

(i) The General Partner may admit one or more persons in the Partnership as a Limited Partner that completes the Subscription Documents to the satisfaction of the General Partner, who makes a cash investment in the Company as a Capital Contribution for the purchase of such person’s Interests in connection with a closing (each a “Subsequent Closing”) of the offering of securities described in the Memorandum, and who executes and delivers a Joinder Agreement.

(ii) The Capital Contribution by a person that is admitted as a Limited Partner in a Subsequent Closing shall be used by the Partnership in the discretion of the General Partner for investments by the Partnership and shall not be used to distribute such funds to the then existing Limited Partners.

(iii) To the extent necessary, the General Partner shall cause the books and records of the Partnership to be amended to reflect as appropriate the issuance of additional Interests in the Partnership to a person in connection with a Subsequent Closing, as promptly as is practicable after such occurrence.

Section 3.02. Capital Contributions.

(a) Each Limited Partner shall make a Capital Contribution to the Partnership by way of cash equal to the amount set forth opposite such Limited Partner’s name in the Schedule, which amount shall, other than in the case of the Capital Contribution of Clearday, equal the amount that such Limited Partner agreed to contribute or invest in the Partnership in the offering described in the Memorandum. Except upon the prior consent of the General Partner, the minimum initial Capital Contribution for each Limited Partner shall be the amount set forth in the Memorandum.

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(b) The terms of the offering of the Interests shall be consistent in all material respects as described in the Memorandum, unless otherwise described in this Agreement.

(c) The Capital Contribution of Clearday shall be an amount that is equal to the gross proceeds of the offering of the Preferred Units or such other amount as determined by Clearday from time to time to reflect additional investment in the Securities and Portfolio Companies of the Partnership.

(d) In determining the Capital Contribution of Clearday as of the date of the last closing of the offering described in the Memorandum, it is acknowledged that the aggregate gross proceeds of the offering of the Preferred Units shall be contributed to the Partnership and the Partnership shall pay the organizational and initial offering expenses as described in Section 3.05. Accordingly, the Ownership Percentage of Clearday as of the date of the last closing of the offering described in the Memorandum shall be equal to (i) the number of shares of the Preferred Stock that would have been issued by Clearday to the Limited Partners if the Limited Partners (other than Clearday) invested their Capital Contributions for investment in such shares of Preferred Stock; (ii) divided by the aggregate number of shares of Preferred Stock issued by Clearday in such offering.

(e) Clearday may make additional Capital Contributions and will make additional Capital Contributions in the amount equal to the net proceeds of the sale of assets by Parent and its other subsidiaries that are not used as investment or other financing of direct or indirect investments by Parent in assets or businesses that are consistent with the care and wellness investment strategy of Parent.

Section 3.03. Ownership Percentages.

An “Ownership Percentage” shall be determined for each Limited Partner for each Fiscal Quarter of the Partnership by dividing the amount of such Limited Partner’s Capital Account by the sum of the Capital Accounts of all of the Limited Partners for such Fiscal Quarter. The Ownership Percentages shall be set forth in a Schedule filed with the records of the Partnership within thirty (30) days after the commencement of each Fiscal Quarter of the Partnership, or such other period as reasonably determined by the General Partner.

Section 3.04. Withholding.

If the Company is required by applicable law to pay any tax that is specifically attributable to a Limited Partner (or to a Person having the tax status of a Limited Partner or the tax status of the direct or indirect shareholders, members, or other owners of such Limited Partner), including non-U.S., U.S. federal, commonwealth or state withholding taxes, commonwealth and/or state personal property taxes, and commonwealth and/or state unincorporated business taxes, then such Limited Partner shall indemnify and reimburse the Company for such tax (and any related interest and penalties). The Company may offset Distributions and other amounts which any Limited Partner is otherwise entitled to receive under this Agreement against a Limited Partner’s indemnification obligations under this Section and, to the extent offset, such amount shall be treated as distributed or otherwise paid to such Limited Partner for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Net Profits and Net Losses). A Limited Partner’s obligation to pay or indemnify for a tax (and related interest and penalties) under this provision shall survive the Limited Partner’s Transfer of its Units and the termination, dissolution, liquidation, or winding up of the Company. Any payment pursuant to this Section will not be treated as a capital contribution to the Company but will, to the extent necessary to properly maintain Capital Accounts, increase a Limited Partner’s Capital Account.

Section 3.05. Expenses.

(a) Organizational and Initial Offering Expenses.

(i) The Partnership shall pay organizational and initial offering expenses related to the offering of the Interests and the organizational and initial offering expenses of Clearday regarding its offering of the Preferred Units, in each case, on a pro rata basis, determined on the basis of the aggregate Capital Contributions by the Limited Partners, other than Clearday, and the gross proceeds to Clearday for the issuance of the Preferred Units. The organizational and initial offering expenses shall include the fees, disbursements and expenses and other amounts payable by Clearday or the Partnership in connection with the organization of Clearday, the General Partner, and the Partnership, solicitation of the investment in the Preferred Units or the Interests, the preparation of the Memorandum including amendments and supplements thereto, the filing fees and expenses, including for the filing of notice filings under state securities laws, the preparation of the definitive agreements and documents, including this Agreement, the certificate of incorporation of Clearday, the certificate of designation of Clearday for the preferred stock, the warrant to purchase shares of Parent common stock, the subscription documents for the offering of the Interests and/or the Preferred Units and other documents ancillary or related thereto, the preparation and filing of the Form D related to the offering of the Preferred Units and/or the Interests and amounts that have been advanced for offering expenses by Parent or its Affiliates in connection with any of the foregoing.

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(ii) The General Partner may elect, in its sole discretion, to expense such costs as incurred or to amortize such organizational and initial offering expenses over a period of sixty (60) months from the commencement of operations of the Partnership. However, the amortization of these expenses over a period that is greater than 12 months is a divergence from with U.S. generally accepted accounting principles (“U.S. GAAP”).

(iii) If the Partnership is terminated before its organizational and initial offering expenses are fully amortized, any unamortized expenses will be recognized. If a Limited Partner withdraws all or part of its Interest(s) before the Partnership’s organizational and initial offering expenses are fully amortized, the General Partner may, but is not required to, accelerate a proportionate share of the unamortized expenses based upon the amount being withdrawn and reduce proceeds for such withdrawal by the amount of such accelerated expenses.

(b) Operating Expenses. The Partnership will pay all of the operating expenses of the Partnership which shall include reimbursement to Clearday or its Affiliates of expenses incurred for the benefit of the Partnership.

ARTICLE 4 CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

Section 4.01. Capital Accounts.

There shall be established and maintained on the books of the Partnership a separate capital account for each Partner in accordance with Treasury Regulations Section 1.704-1(b) and with the definitions and methods of adjustment set forth in this Agreement (a “Capital Account”).

Section 4.02. Adjustments to Capital Accounts.

As of the close of business of the last day of each Fiscal Year, the balance in each Partner’s Capital Account shall be adjusted by: (a) increasing such balance by such Partner’s (i) allocable share of Net Profit (allocated in accordance with the this Article 4) and (ii) Capital Contributions, if any, and (b) decreasing such balance by (x) the amount of cash and the value of securities or other property (net of liability) distributed to such Partner during such Fiscal Year and (y) such Partner’s allocable share of Net Loss (allocated in accordance with this Article 4). Each Partner’s Capital Account shall be further adjusted with respect to any special allocations pursuant to this Article 4.

Section 4.03. Allocation of Net Profits and Net Losses.

Subject to any special allocations pursuant to Section 4.04 thereof, Net Profits and Net Loss for any Fiscal Year (or items thereof as necessary) shall be allocated among the Partners, to the extent possible first, so that no Partner has a deficit balance in its Capital Account and second, in such a manner as to cause the balance in the Capital Account of each Partner, as adjusted to reflect the allocations provided hereunder, to be equal to the aggregate amount of cash such Partner would receive if the Partnership were liquidated and each asset of the Partnership were sold for an amount of cash equal to its respective Gross Asset Value, all debt obligations were satisfied in accordance with their respective terms (limited with respect to each Partnership Nonrecourse Debt or Partner Nonrecourse Debt to the Gross Asset Value of the asset(s) securing such debt) and the remaining cash were distributed as provided in Section 4.07 of this Agreement.

Section 4.04. Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in the Partnership’s “partnership minimum gain” (as defined in Treasury Regulations Section 1.704-2(d)), items of income and gain shall be allocated to all Partners in accordance with Treasury Regulations Section 1.704-2(f); such allocations are intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article 4 to the contrary, if there is a net decrease in “partner nonrecourse debt minimum gain” attributable to a “partner nonrecourse debt” (as determined under Treasury Regulations Section 1.704-2(i)(5) (“Partner Nonrecourse Debt Minimum Gain”) during any Fiscal Year, each Partner who has a share of such Partner Nonrecourse Debt Minimum Gain shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

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(c) Qualified Income Offset. No allocation may be made to a Partner to the extent such allocation causes or increases a deficit balance in such Partner’s Adjusted Capital Account. Notwithstanding any other provision of this Agreement to the contrary except paragraphs (a) and (b) of this Section 4.04, in the event that a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in such Partner having or increasing a negative adjusted Capital Account balance (as determined above), then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such negative balance in such Partner’s Adjusted Capital Account as quickly as possible. This provision is intended to satisfy the “qualified income offset” items of the Code.

(d) Risk of Loss Allocation. Any item of “partner nonrecourse deduction” (as defined in Treasury Regulation Section 1.704-2(i)(2)) with respect to a “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Partner or Partners who bear the economic risk of loss for such Partner Nonrecourse Debt in accordance with Treasury Regulations Section 1.704-2(i)(1).

(e) Allocation of Excess Nonrecourse Liabilities. For the purpose of determining each Partner’s share of Partnership nonrecourse liabilities pursuant to Treasury Regulations Section 1.752-3(a)(3), and solely for such purpose, each Partner’s interest in Partnership profits is hereby specified to be equal to the ratio (stated as a percentage) of their respective Capital Contributions to the Partnership.

(f) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made.

(g) Section 704(c) Allocation. Solely for federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). The General Partner may use any method permitted pursuant to Treasury Regulations Section 1.704-3 for all allocations with respect to contributed property. For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(h) Transfers During The Taxable Year. All items of income, gain, loss and deductions allocable pursuant to Article 4 hereof for a Fiscal Year with respect to any Interest which may have been transferred (if permitted pursuant to the terms hereof) during such year shall be allocable between the transferor and transferee using any reasonable method determined by the General Partner; provided, that in all events that the method utilized shall be permitted under the Code and the applicable regulations promulgated under the Code.

Section 4.05. Negative Capital Accounts.

Except as may be required by law, no Partner shall be required to reimburse the Partnership for any negative balance in such Partner’s Capital Account, provided that each such Partner shall remain fully liable to make contributions of capital to the extent of such Partner’s Capital Commitment.

Section 4.06. Tax Matters.

For U.S. federal, state and local income tax purposes, the income, gains, losses, deductions and credits of the Partnership shall, for each taxable period, be allocated among the Partners in the same manner and in the same proportion as such items have been allocated to the Partners’ Capital Accounts. Notwithstanding the foregoing, the General Partner shall have the power to make such allocations as may be necessary to ensure that such allocations are in accordance with the interests of the Partners in the Partnership. The Partnership shall be operated in a manner consistent with that of a partnership for U.S. federal income tax purposes until such time as when the General Partner determines that the Partnership’s treatment as a partnership for U.S. federal income tax purposes is not in the best interest of the Partnership or the Partners. The Partners agree to the tax treatment of the Partnership as provided herein and shall not take any action inconsistent with such treatment. All matters concerning allocations for U.S. federal, state and local and foreign income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the General Partner. At the written request of any Limited Partner, the General Partner may cause the Partnership to make the election under Section 754 of the Code.

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Section 4.07. Distributions.

(a) Distributions shall be made, unless otherwise specified under Section 5.01, at the sole discretion of the General Partner.

(b) The Partnership may distribute Distributable Cash to the Partners in such amounts and on such dates as determined by the General Partner. All distributions of Distributable Cash shall be paid to the Partners as provided below in Section 4.07(c). The Partnership will be entitled to from time to time create appropriate Reserves, even if such reserves are not required by GAAP in amounts deemed necessary by the General Partner.

(c) Distributions shall be made pro rata in accordance with the Ownership Percentages of the Limited Partners. The General Partner shall not receive any distributions.

(d) No Limited Partner shall have the right to receive distributions in property other than cash.

Section 4.08. Withdrawals.

No Limited Partner shall be entitled to withdraw any amount from its Capital Account unless and to the extent required by the General Partner in accordance with Article 11.

Section 4.09. Limitation on Distributions.

No distribution under this Agreement shall be made in respect of any Interest to the extent that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the Limited Partners on account of their Interests, exceed the fair market value of the Partnership’s assets.

Section 4.10. Limited Partners not Creditors.

Except where a Limited Partner is a creditor of the Partnership, a Limited Partner does not have the status of, and is not entitled to the remedies available to a creditor of the Partnership with respect to distributions.

ARTICLE 5 CERTAIN TAX MATTERS RELATED TO DISTRIBUTIONS

Section 5.01. Tax Distributions.

(a) As of December 31 of each year, the General Partner shall determine the deemed tax liability of the Limited Partners (“Aggregate Annual Tax Liability”) for federal, state and local income taxes based on the net taxable income and gains allocated to the Limited Partners by the Partnership during such year, assuming a combined marginal tax rate that is payable by an individual taxpayer that is a resident of New York, New York or such local jurisdiction in the United States that is greater.

(i) On or prior to April 14 of each calendar year, the Partnership shall distribute an amount equal to the Aggregate Annual Tax Liability computed by the Partnership on the basis of its reasonable estimates of such amount as of December 31 of the prior calendar year, to the extent that such amount has not been previously distributed in such prior calendar year.

(ii) Notwithstanding the forgoing provisions of this Section 5.01(a), the distributions under this Section 5.01(a) shall be made only to the extent that the Partnership has available cash resources to make such distributions in accordance with the Act.

(iii) The General Partner shall use its commercially reasonable efforts to maintain adequate reserves so that the distributions described in this Section 5.01(a) are made on a timely basis, which shall include incurring debt or other financing from third parties or Affiliates.

(b) The General Partner may withhold from any amount payable to any Limited Partner, any taxes required to be paid or withheld by the Partnership on behalf of or for the account of such Limited Partner as provided in Section 5.02. Any such taxes shall be deemed to be a distribution or payment to such Limited Partner.

(c) No distribution shall be made in respect of any Interest to the extent that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the Limited Partners on account of their Interests, exceed the fair market value of the Partnership’s assets.

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(d) Subject to this Section 5.01, and except where a Limited Partner is a creditor of the Partnership, a Limited Partner does not have the status of, and is not entitled to the remedies available to a creditor of the Partnership with respect to distributions.

Section 5.02. Liability for Certain Taxes.

(a) In the event that the Partnership shall be required to make payments to any federal, state or local or any foreign taxing authority with respect to any Limited Partner’s allocable share of income, the amount of such taxes shall be considered a loan to such Limited Partner, and such Limited Partner shall be liable for, and shall pay, any taxes so required to be withheld and paid over by the Partnership within ten (10) days after the General Partner’s request therefor. Alternatively, the General Partner may deduct the amount of such taxes from such Limited Partner’s Capital Account and treat it as cash distributed to such Limited Partner in which case, the amount of distributions to such Limited Partner under Section 5.01 shall be reduced by such payment.

(b) The Partnership may withhold and pay over to the U.S. Internal Revenue Service (or any other relevant taxing authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Limited Partner’s distributive share of the Partnership’s items of gross income, income or gain. Any taxes so withheld or paid over with respect to a Limited Partner’s allocable share of the Partnership’s gross income, income or gain shall be deemed to be a distribution or payment to such Limited Partner, reducing the amount otherwise distributable to such Limited Partner pursuant to this Agreement and reducing the Capital Account of such Limited Partner. Each Limited Partner agrees to indemnify the Partnership and the applicable Series in full for any amounts required to be withheld pursuant to this 5.05(b) with respect to such Limited Partner (including, without limitation, any interest, penalties and expenses associated with such payments), and each Limited Partner shall promptly upon notification of an obligation to indemnify pursuant to this Section 5.02(b) make a cash payment to the Partnership, as requested, equal to the full amount to be indemnified with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law). Each Limited Partner grants to the Partnership a security interest in such Limited Partner’s Interest to secure the Limited Partner’s obligation to pay the Partnership the amounts required to be paid pursuant to this Section.

(c) The General Partner shall not be obligated to apply for or obtain a reduction of, or exemption from, withholding tax on behalf of any Limited Partner that may be eligible for such reduction or exemption. To the extent that a Limited Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Limited Partner shall furnish the General Partner with such information and forms as such Limited Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Limited Partner represents and warrants that any such information and forms furnished by such Limited Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Limited Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE 6 TRANSFERABILITY, ASSIGNMENT AND SUBSTITUTION

Section 6.01. Restrictions on Transfers of Interest.

(a) No sale, transfer, exchange, assignment or other disposal of, and no creation of a derivative with respect to, any portion of a Limited Partner’s Interest(s), (each, a “Transfer”), may be made without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner, unless otherwise provided in this Agreement. Any act by a Limited Partner in violation of this Section 6.01 shall be void ab initio and not be binding upon or recognized by the Partnership (regardless of whether the General Partner has knowledge thereof), unless approved or consented to in writing by the General Partner.

(b) In the event that the General Partner consents to a Transfer, such Transfer of a Limited Partner’s Interest shall not be made unless the General Partner has been satisfied that:

(i) when added to the total of all other Transfers of Interests within the preceding twelve (12) months, it would not result in the Partnership being considered to have terminated for federal income tax purposes;

(ii) it would not violate any federal or state securities, commodities or futures laws, including any investor suitability standards applicable to the Partnership or the Interest(s) that is the subject of the Transfer;

(iii) it would not cause the Partnership to lose its status as a partnership for federal income tax purposes; and

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(iv) it would not require the Partnership to register as an investment company under the Investment Company Act of 1940, as amended;

(v) such Transfer would not be in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(vi) such Transfer would not require the Partnership to register the Interests with the SEC under the Exchange Act;

(vii) otherwise adversely affect the status of the Partnership under any federal or state law.

(c) Each Limited Partner Transferring its Interest(s) shall pay all reasonable expenses, including attorneys’ fees, incurred by the General Partner Partnership in connection with such Transfer.

(d) The General Partner shall consent to the Transfer of Interests by a Limited Partner if the conditions to such Transfer under Section 6.01(b) are satisfied and the expenses of such Transfer that would be incurred by the General Partner or the Partnership are paid by the Limited Partner.

Section 6.02. Assignees.

(a) The Partnership shall not recognize for any purpose any purported Transfer of a Limited Partner unless all the provisions of this Agreement shall have been complied with and there shall have been filed with the Partnership a notification of such Transfer, in form satisfactory to the General Partner, executed and acknowledged by both the Limited Partner requesting the Transfer (the “Transferor”) and the other party to the proposed Transfer (the “Transferee”), and such notification (i) contains the acceptance by the Transferee of all of the terms and provisions of this Agreement and of the Partnership’s subscription agreement and related documents approved by the General Partner, if applicable, and (ii) represents that such Transfer was made in accordance with all applicable laws and regulations. Any Transfer shall be recognized by the Partnership as effective only as of such date as shall be designated by the Partnership as reasonably convenient for it.

(b) The Transferee of a Limited Partner’s Interest(s), unless and until admitted as a Substituted Limited Partner in such Limited Partner’s stead in the sole discretion of the General Partner, shall not have any statutory or other rights of the Transferor under any applicable law or this Agreement, other than the right to receive distributions with respect to the Interest(s) that is the subject of the Transfer. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the Transferor as the absolute owner of such Interest(s) in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the requirements of this Article 6 have been fulfilled.

Section 6.03. Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a Transferee, donee, heir, legatee, distributee or other recipient of such Limited Partner’s Interest(s) as a Limited Partner in its place. Any such Transferee, donee, heir, legatee, distributee or other recipient of an Interest (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Partnership as a “Substituted Limited Partner” only (i) with the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner, (ii) by satisfying the other requirements of this Article 6 and (iii) upon an amendment to this Agreement and the Partnership’s Certificate of Limited Partnership recorded in the proper records of each jurisdiction in which such recordation is necessary to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners. Any such consent by the General Partner may be evidenced by the execution by the General Partner of an amendment to this Agreement evidencing the admission of such person as a Substituted Limited Partner. The Limited Partners hereby consent and agree to such admission of a Substituted Limited Partner by the General Partner, and agree that the General Partner may, on behalf of each Limited Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of the Partnership to be appropriately amended, and recorded as so amended, and the books and records of the Partnership to appropriately reflect such admission, in the event of such admission.

(b) Each Substituted Limited Partner, as a condition to its admission as a Substituted Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all the terms and provisions of this Agreement. Further, each Limited Partner agrees, upon the request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the limited liability status of the Partnership after the completion of any Transfer of Interest(s)

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(c) Each Limited Partner hereby agrees to indemnify the Partnership and each other Limited Partner against any loss, damage, cost or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or proposed Transfer by such Limited Partner in violation of this Article 6.

Section 6.04. Transfer of Interests by General Partner.

To the extent permissible under applicable law, nothing in this Agreement shall be deemed to prevent the merger of the General Partner with another corporation, limited liability company, limited partnership or other entity, the reorganization of the General Partner into or with any other corporation, limited liability company, limited partnership or other entity, the transfer of all equity interests in, or all or substantially all of the assets of, the General Partner or the assumption of the rights, duties (including status as the manager of the Partnership) and liabilities of the General Partner by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law or, in the case of a transfer of equity interests in or assets of the General Partner, the transferee of such equity interests or assets.

ARTICLE 7 DURATION AND TERMINATION OF PARTNERSHIP

Section 7.01. Duration.

The Partnership shall continue in perpetuity, unless sooner terminated by the General Partner. The Partnership may be terminated earlier, at any time, by the General Partner or otherwise in accordance with applicable law.

Section 7.02. Termination.

(a) At the time a termination has occurred in accordance with Section 7.01:

(i) the General Partner may either appoint:

(1) an unaffiliated third party or

(2) itself or one or more Affiliates to serve as liquidator to oversee the winding up process of the Partnership’s affairs in an orderly manner.

(ii) the General Partner (or any duly appointed liquidator, as the case may be) shall, within a reasonable time period after completion of a final audit of the Partnership’s books and records, make distributions out of the Partnership’s net assets in the following manner and order:

(1) to creditors, including Limited Partners or former Limited Partners who are creditors, to the extent permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or by establishment of reserves), with such liabilities to be paid by the Partnership, to the extent permitted by applicable law; and

(2) to the Limited Partners in the proportion of their respective Ownership Percentage.

(b) Notwithstanding the foregoing, upon dissolution of the Partnership, the General Partner or other liquidator of the Partnership, in its sole discretion, shall have the authority to place the Partnership’s assets, or any portion thereof, in a trust or some other arrangement rather than distribute such assets, or any portion thereof, in accordance with the above. The investments therein and any proceeds from a disposition of such investments will be distributed to the Limited Partners when appropriate, as determined by the General Partner or other liquidator in its sole and absolute discretion.

(c) The General Partner or any liquidator appointed in accordance with Section 7.02(a)(ii) above may, upon a decision to terminate of the Partnership, take any further action permitted by applicable law in furtherance of the orderly liquidation of the assets of the Partnership.

(d) The priorities identified among creditors in Section 7.02(b) are subject to applicable law and contractual rights or remedies of creditors of the Partnership in respect of liabilities owed to such creditors.

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ARTICLE 8 EXCHANGE OF INTERESTS

Section 8.01. Right to Exchange for Parent Common Stock.

(a) Parent agrees to exchange shares of its common stock, par value $0.01 per share or such other securities that may be issued upon the exchange of the Preferred Stock (“Parent Common Stock”), on the terms and conditions provided in this Article 8.

(b) The number of shares of Parent Common Stock that will be issued by Parent to a Limited Partner who elects to exchange its Interests for shares of Parent Common Stock shall be determined as if the Capital Contributions by such Limited Partner were used to purchase shares of Preferred Stock in the offering described in the Memorandum and such Limited Partner were exchanging such shares of Preferred Stock in accordance with the terms of such Preferred Stock as set forth in the certificate of designations of the Preferred Stock. Accordingly, if a Limited Partner invested $100,000 as its Capital

Contribution in the Partnership, then such Limited Partner shall be deemed to have purchased 10,000 shares of Preferred Stock and have the right to exchange its Interests in accordance with the terms of the certificate of designation of the Preferred Stock, mutatis mutandis (with applicable conforming changes). The certificate of designation of Clearday for its Preferred Stock is in the form attached hereto as Exhibit B, it being acknowledged that Clearday may make such changes prior to the First Closing Date that are not adverse to a holder of Preferred Stock in any material respects and that are not inconsistent with the terms of the Preferred Stock described in the Memorandum.

(c) Each Limited Partner may exercise its right to exchange its Interests for shares of Parent Common Stock by providing such notices and delivering an assignment of Interests to the Partnership in accordance with the terms of the certificate of designation of the Preferred Stock, mutatis mutandis.

Section 8.02. Reservation of Shares of Parent Common Stock.

Parent shall reserve and maintain a reserve from its authorized and unissued shares of Parent Common Stock such number of shares of Parent Common Stock that are subject to issuance upon exchange of all outstanding shares of Preferred Stock and all Interests held by the Limited Partners (other than the Interests held by Clearday).

ARTICLE 9 REDEMPTION

Section 9.01. Mandatory Redemption and Recapitalization.

(a) On the date that is thirty (30) business days after the date that is ten (10) years after the date (July 6, 2021) of last closing of the offering described in the Memorandum, the Partnership shall effect a redemption and recapitalization of all of the Interests of the Limited Partners. The redemption price for such Interests shall be equal to the Capital Contribution made by such Limited Partners less the amount, if any, of the Deemed Capital Distributions to such Limited Partners. Notwithstanding the foregoing, each Limited Partner shall receive a notice that is delivered not later than thirty (30) business days prior to the date of any such redemption described above to the effect that such Limited Partner may elect to exchange such Limited Partner’s Interests in accordance with Article 8 prior to the effective date of such redemption. Any such payment for such redemption may be at the option of the Partnership in cash or Clearday Common Stock valued at the 20 day volume weighted average closing price of such common stock on the exchange or trading market for such common stock as of the date of such redemption.

(b) For the purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

(i) “Deemed Capital Distributions” shall mean the distributions to the Limited Partners in excess of the Stated Distribution Rate on the Capital Contributions of the Limited Partners.

(ii) “Stated Distribution Rate” shall mean a rate equal to 10.25%, per annum, compounded annually.

(c) From and after the redemption of the Interests provided in 9.01(a), the sole partnership interests in the Partnership shall be the general partnership interests held by the General Partner. The Partnership shall cause a recapitalization of the partnership interests in the Partnership so that effective on the date of the redemption of the Interests in the Partnership in accordance with Section 9.01(a), the Partnership shall: (i) issue limited partnership interests to Clearday and amend this Agreement so that all limited partnership interests in the Partnership are held by Clearday, or (ii) convert the Partnership to a Delaware limited liability company that is wholly owned by Clearday on such terms and conditions as determined by the General Partner.

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ARTICLE 10 REPORTS TO LIMITED PARTNERS; BOOKS AND RECORDS

Section 10.01. Clearday and Parent.

Each Limited Partner (other than Clearday) shall receive a copy of each report that Clearday or Parent provides to its stockholders. Notwithstanding the forgoing, if a report that would be required to be delivered to a Limited Partner is filed with the SEC by Parent or any of its Affiliates, then such report shall be deemed to have been duly delivered by the Partnership to the Limited Partners.

Section 10.02. Additional Information to Limited Partners.

(a) As soon as practicable following completion of the calendar year, but not later than the date required by the Code, the Partnership shall cause to be prepared and mailed to each Limited Partner, as of the end of such fiscal year, a form K-1 or successor form.

(b) The General Partner shall provide such information as reasonably requested by a Limited Partner to determine that the Partnership qualifies as a “qualified opportunity fund” under the TCJA.

Section 10.03. Books and Records.

At all times during the continuation of the Partnership, the General Partner shall keep or cause to be kept full and true books of account of the business of the Partnership. All of said books of account, together with an executed copy of the Certificate of Limited Partnership, and any amendments thereto, shall at all times be maintained at the principal offices of the Partnership, and shall be open to the inspection and examination by any Limited Partner or his representative at such time during normal business hours as may be mutually convenient to the General Partner and such Limited Partner.

Section 10.04. Partnership Representative.

The General Partner shall be the “partnership representative” within the meaning of Section 6223 of the Code (and any similar provisions under any applicable state or local or foreign tax laws) (the “Partnership Representative”). The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Partnership and all expenses and fees incurred by the Partnership Representative on behalf of the Partnership as Partnership Representative shall be reimbursed by the Partnership. The Partnership shall, or the General Partner shall cause the Partnership to, to the extent eligible, make the election under Section 6221(b) of the Code with respect to determinations of adjustments at the Partnership level and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the Partnership shall or the General Partner shall cause the Partnership to make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by partnership and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

ARTICLE 11 ERISA AND SIMILAR MATTERS

Section 11.01. General.

If, to the extent, and at such times as any assets of the Partnership are deemed to be “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of any Limited Partner that is an employee benefit plan governed by ERISA, the General Partner will be, and hereby acknowledges that it will be considered to be, a fiduciary within the meaning of Section 3(21) of ERISA as to that Limited Partner. In such an event, or if any partner, employee, agent or Affiliate of the General Partner, is ever held to be a fiduciary of any Limited Partner, then, in accordance with Sections 405(b)(1), 405(c)(2) and 405(d) of ERISA, the fiduciary responsibilities of that Person shall be limited to the person’s duties in administering the business of the Partnership, and the Person shall not be responsible for any other duties to such Limited Partner, specifically including evaluating the initial or continued appropriateness of this investment in the Partnership under Section 404(a)(1) of ERISA.

Section 11.02. ERISA Matters.

(a) Each Limited Partner that is an “employee benefit plan” or that is an entity that is deemed to hold “plan assets” (an “ERISA Partner”) within the meaning of, and subject to the provisions of ERISA, hereby (i) acknowledges that it is its understanding that neither the Partnership, the General Partner, nor any of the Affiliates of the General Partner, are “fiduciaries” of such Limited Partner within the meaning of ERISA by reason of the Limited Partner investing its assets in, and being a Limited Partner of, the Partnership; (ii) acknowledges that it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, the Partnership; (iii) acknowledges that it is aware of the provisions of Section 404 of ERISA relating to the requirements for investment and diversification of the assets of employee benefit plans and trusts and subject to ERISA; (iv) represents that it has given appropriate consideration to the facts and circumstances relevant to the investment by that ERISA Partner’s plan in the Partnership and has determined that such investment is reasonably designed, as part of such portfolio, to further the purposes of such plan; (v) represents that, taking into account the other investments made with the assets of such plan, and the diversification thereof, such plan’s investment in the Partnership is consistent with the requirements of Section 404 and other provisions of ERISA; (vi) acknowledges that it understands that the current distribution of cash will not be a primary objective of the Partnership; and (vii) represents that, taking into account the other investments made with the assets of such plan, the investment of assets of such plan in the Partnership is consistent with the cash flow requirements and funding objectives of such plan.

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(b) Notwithstanding any other provision of this Agreement to the contrary, each ERISA Partner upon demand by the General Partner shall withdraw from the Partnership or Transfer its Interests to another Person or exercise its right to exchange its Interests into Parent Conversion Stock as provided in this Agreement, in whole or in part, at the time and in the manner hereinafter provided, that either the ERISA Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that, as a result of applicable statutes, regulations, case law, administrative interpretations, or similar authority (i) the continuation of the ERISA Partner as a Limited Partner of the Partnership or the conduct of the Partnership will result, or there is a material likelihood the same will result, in a material violation of ERISA, or (ii) all or any portion of the assets of the Partnership constitute assets of the ERISA Partner for the purposes of ERISA and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the ERISA Partner. In the event of the issuance of such opinion of counsel, a copy of such opinion shall, if required by the General Partner, be given to all the ERISA Partners, together with the written demand of the General Partner for the ERISA Partner to withdraw or so Transfer its Interests, in whole or in part. Thereupon, unless the General Partner is able to eliminate the necessity for such withdrawal or Transfer to the reasonable satisfaction of the ERISA Partner and the General Partner, whether by correction of the condition giving rise to the necessity of such Limited Partner’s withdrawal or Transfer of Interests, or the amendment of this Agreement, or otherwise, such Limited Partner shall withdraw or Transfer its interest in the Partnership to the extent demanded by the General Partner, such withdrawal or Transfer to be effective upon the last day of the fiscal quarter during which such written notice and opinion is received.

(c) The Limited Partner that withdraws or Transfers its Interest in the Partnership under this Article 11 shall be entitled to receive within one hundred twenty (120) days after the date of such withdrawal or Transfer an amount equal to the fair market value of such Partner’s Interest subject to such withdrawal or Transfer as of the effective date of such withdrawal or Transfer, as determined by the General Partner in good faith; provided, that (i) the General Partner shall provide such Limited Partner with a notice of its fair market valuation of such Interest; and (ii) if such Limited Partner objects to such fair market valuation of such Interest within ten (10) Business Days after receipt of such notice, then the fair market value of such Limited Partner’s Interest subject to such withdrawal or Transfer shall be conclusively determined by an independent qualified appraiser proposed by such Limited Partner and approved by the General Partner (which approval shall not be unreasonably withheld, delayed or conditioned).

(d) Any distribution or payment to a withdrawing Limited Partner pursuant to this Section 11.02: (i) may, as determined by the General Partner, be made in cash, in securities, in the form of a promissory note, the terms of which shall be mutually agreed upon by the General Partner and the withdrawing Limited Partner, or any combination thereof (which agreement shall not be unreasonably withheld, delayed or conditioned); and

(ii) shall reduce the amount of the Capital Contributions of such Limited Partner and the Preferred Return thereon, but not below zero.

Section 11.03. Governmental Plan Partners.

Notwithstanding any other provision of this Agreement to the contrary, any Limited Partner that is a “governmental plan” as defined in Title 29, section 1002(32) of the United States Code (a “Governmental Plan Partner”) may elect (and upon the approval of the General Partner shall be permitted) to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, in each case, in whole or in part to the extent demanded by the General Partner, if either the Governmental Plan Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that the Governmental Plan Partner, the Partnership, or the General Partner (including its Affiliates) would be in material violation of any law, statute, regulation or ordinance applicable to the Governmental Plan Partner, the Partnership or the General Partner as a result of the Governmental Plan Partner continuing as a Limited Partner. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Governmental Plan Partner’s interest in the Partnership shall be governed by the last two sentences of Section 11.02(b) and Section 11.02(c) and Section 11.02(d), as if the Governmental Plan Partner were an ERISA Partner.

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Section 11.04. Private Foundation Partners.

Notwithstanding any other provision of this Agreement to the contrary, any Limited Partner that is a “private foundation” as described in Section 509 of the Code (a “Private Foundation Partner”), may elect (and upon the approval of the General Partner shall be permitted) to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, in each case, in whole or in part to the extent demanded by the General Partner, if either the Private Foundation Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that such withdrawal is necessary in order for the Private Foundation Partner to avoid (a) excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof), or (b) a material breach of the fiduciary duties of its trustees under any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission, or authority having jurisdiction. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Private Foundation Partner’s interest in the Partnership shall be governed by the last two sentences of Section 11.02(b) and Section 11.02(c) and Section 11.02(d), as if the Private Foundation Partner were an ERISA Partner.

ARTICLE 12 MISCELLANEOUS

Section 12.01. Entire Agreement.

This Agreement (i) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof; (ii) shall be binding on the executors, administrators, estates, heirs and legal successors and representatives of each of the Limited Partners; (iii) shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of law principles; and (iv) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart; provided, however, that each separate counterpart shall have been executed by the General Partner. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

Section 12.02. Power of Attorney.

(a) Each Limited Partner does hereby constitute and appoint the General Partner, and any member, manager, director or officer of the General Partner, as his true and lawful representative and attorney-in-fact, in such Limited Partner’s name, place and stead, to make, execute, sign, acknowledge, swear to and file:

(i) a Certificate of Limited Partnership of the Partnership and all amendments thereto as may be required under the Act;

(ii) any Amendment to this Agreement duly approved as provided in Section 12.03(a) or by operation of Section 12.03(b);

(iii) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(iv) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Partnership, or which is required by any applicable federal, state or local law.

(b) This power of attorney is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent adjudication of incompetency, bankruptcy or death of any of the Limited Partners, and shall be binding upon any assignee thereof.

(c) Such representative and attorney-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacity.

Section 12.03. Amendments to Agreement; Actions by Written Consent; Consent by Silence; Certain Consent.

(a) In accordance with Section 12.03(b), the terms and provisions of this Agreement may be modified or amended at any time with the written consent of Limited Partners having an aggregate Ownership Percentages (other than the Ownership Percentages of Clearday) in excess of fifty percent (50%) and the written consent of the General Partner, insofar as is consistent with the laws governing this Agreement; provided, however, that, without the consent of the Limited Partners, the General Partner may

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(i) amend the Partnership’s records to reflect changes validly made in the Limited Partners of this Partnership and the Capital Contributions and Ownership Percentages of the Limited Partner or

(ii) amend or modify this Agreement

(1)	to form, qualify or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct business,

(2)	to satisfy any requirements, conditions, guidelines, or options contained in any opinion, directive, order, ruling or regulation of the SEC, the Internal Revenue Service, Commodity Futures Trading Commission, National Futures Association, FINRA, or any other federal or state agency, or in any federal or state statute, compliance with which the General Partner deems to be in the best interest of the Partnership, including, without limitation, any amendment or modification necessary to prevent the Partnership from in any manner being deemed to be an “Investment Company” subject to the provisions of the Investment Company Act of 1940, as amended, to ensure that the Partnership will not be treated as a corporation for federal income tax purposes, or to comply with provisions of the Advisers Act, as amended, if necessary,

(iii) to change the name of the Partnership,

(iv) to make any change necessary to reflect

(1)	any change in the Act or

(2)	General Partner’s or any of its affiliates’ decision to register as an investment advisor under the Advisers Act, as amended, or

(v) to make any change that does not adversely affect the Limited Partners in any material respect or that is necessary or desirable to cure any ambiguity or correct or supplement any provision herein contained which may be incomplete or inconsistent with any other provision herein contained.

(b) Without the specific written consent of each Limited Partner affected thereby, no modification of or amendment to this Agreement shall (i) reduce the Capital Account of any Limited Partner; or (ii) amend the rights of the Limited Partner under this Section 12.03.

(c) All actions, votes or consents required or permitted to be taken by the Limited Partners will be taken by the written consent of Limited Partners holding in aggregate not less than the minimum Ownership Percentages specified herein as to the particular action, vote or consent. Notwithstanding the foregoing, for purposes of obtaining any such consent as to any matter proposed by the General Partner, the General Partner may, in the notice seeking consent of Limited Partners, require a response within a specified period (which will not be less than fifteen (15) days) and failure to give the General Partner written notice of opposition to the proposed action within that period will constitute a vote and consent to approve the proposed action. Except as otherwise expressly provided in the proposal for an action, that action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if that requirement was imposed and there were not votes cast against such action in the amount necessary to prevent the action from becoming effective.

Section 12.04. Notices.

Each notice relating to this Agreement shall be in writing and delivered by hand, by mail or by electronic mail. All notices to the Partnership shall be addressed to its principal office. All notices addressed to a Limited Partner shall be addressed to such Limited Partner at his address set forth in the Schedule. Any Limited Partner may designate a new address by notice to that effect given to the Partnership. A notice shall be deemed to have been effectively given when mailed to the proper address or delivered by hand.

Section 12.05. Good Will.

No value shall be placed on the name or good will of the Partnership. The good will and name of the Partnership shall be and remain the exclusive possession of the General Partner.

Section 12.06. Additional Instruments.

Each Limited Partner hereby agrees upon the request of the General Partner to execute and deliver, from time to time, such other certificates or other documents as may be necessary or advisable in connection with the Partnership.

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Section 12.07. Headings.

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

Section 12.08. Other Businesses.

The General Partner and any Limited Partner, or any stockholder, officer, director, partner, manager, Affiliate or agent of the General Partner or any Limited Partner, may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including, but not limited to, investments in, and financing, acquiring and disposing of, Securities, investments and management counseling, brokerage services, or serving as officers, directors, advisors or agents of other companies, whether such ventures are competitive with the Partnership or otherwise, and neither the Partnership nor the Limited Partners shall have any rights or obligations by virtue of this Agreement or the Partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom.

Section 12.09. Conflicts Derived by Dual Status of the General Partner.

In the event of any inconsistency or conflict between the rights and obligations of the General Partner as the general partner and as a Limited Partner under this Agreement, the rights and obligations of the General Partner shall control.

Section 12.10. Governing Law.

It is the intention of the Limited Partners that the internal laws of the State of Delaware (excluding the conflicts of laws provisions thereof), as the same may be amended from time to time, shall govern the validity of this Agreement, the construction of its terms, interpretation of the rights and duties of the Limited Partners, and all disputes arising from any of the foregoing.

Section 12.11. Venue; Waiver of Jury Trial.

(a) Subject to Section 12.11(b), each Limited Partner and the General Partner, on behalf of itself and/or the Partnership, hereby (i) agrees that any and all litigation arising out of this Agreement shall be conducted only in state or federal courts located in the State of Delaware, (ii) agrees that such courts shall have the exclusive jurisdiction to hear and decide such matters, (iii) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, (iv) agrees that any such action, shall be tried before a court and not before a jury; and (v) consents to service of process by personal service in any manner in which notice may be delivered hereunder in accordance with Section 12.04.

(b) Each Limited Partner hereby submits to the personal jurisdiction of such courts described in Section 12.11(a) and waives any objection such Limited Partner may now or hereafter have to venue or that such courts are inconvenient forums.

Section 12.12. Adjustment of Basis of Partnership Property.

In the event of a distribution of Partnership property to a Limited Partner or an assignment or other transfer (including by reason of death) of all or part of the interest of a Limited Partner in the Partnership, at the request of a Limited Partner, the General Partner, in its discretion, may cause the Partnership to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Section 734 and 743 of the Code.

Section 12.13. Representations, Warranties, Covenants and Understandings of Limited Partners.

The representations, warranties, covenants, and understandings of each Limited Partner, as set forth in a subscription agreement and related documents, if any, completed and signed by each Limited Partner prior to its admission to the Partnership are incorporated herein by reference and made a part hereof as if originally contained herein.

Section 12.14. Opportunity Zone Investment

Each Limited Partner, by purchasing or taking any Interests, acknowledges that such Limited Partner is making an investment in an qualified opportunity fund under the TCJA.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

General Partner:
Clearday Impact Management LLC

By:
Name:
Title:

Limited Partners:

Each person who shall sign a Limited Partner Signature Page in the form attached in the Subscription Agreement and who shall be accepted by the General Partner to the Partnership as a Limited Partner.

As to all matters in Article 8

and Article 12

Clearday, Inc.

By:
Name:
Title:

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